EXHIBIT A

JPMorgan Chase & Co. et al.; Notice of Application

SECURITIES AND EXCHANGE COMMISSION

Investment Company Act of 1940 Release No. IC -            ; 813-

                    , 2011

Notice of application for an order under sections 6(b) and 6(e) of the Investment Company Act of 1940 (the “1940 Act”) granting an exemption from all provisions of the 1940 Act, except section 9, and sections 36 through 53, and the rules and regulations under the 1940 Act. With respect to sections 17 and 30 of the 1940 Act, and the rules and regulations thereunder, and rule 38a-1 under the 1940 Act, the exemption is limited as set forth in the application.

Summary of Application: Applicants request an order to exempt certain partnerships, limited liability companies and other investment vehicles formed for the benefit of eligible employees (the “Partnerships”) of JPMorgan Chase & Co. (the “Company”) and its affiliates from certain provisions of the 1940 Act. Each partnership, limited liability company or other investment vehicle will be an “employees’ securities company” within the meaning of section 2(a)(13) of the 1940 Act.

Applicants: JPMorgan Chase & Co., Chase Co-Invest June 2000 Partners, L.P., Chase Co-Invest March 2000 Partners, L.P., J.P.Morgan Chase Co-Invest Partners 2001 A-2, L.P., J.P.Morgan Chase Co-Invest Partners 2002, L.P., J.P.Morgan Chase Co-Invest Partners 2003, L.P., J.P.Morgan Chase Co-Invest Partners 2004, L.P., Sixty Wall Street Fund, L.P., OEP II Co-Investors, L.P., OEP III Co-Investors, L.P., The BSC Employee Fund, L.P., The BSC Employee Fund II, L.P., The BSC Employee Fund III, L.P., The BSC Employee Fund IV, L.P., The BSC Employee Fund V, L.P., The BSC Employee Fund VI, L.P., The BSC Employee Fund VII, L.P., The BSC Employee Fund VIII (Cayman), L.P., Bear Stearns Health, Innoventures Employee Fund, L.P., BSCGP Inc., Constellation Ventures Management II LLC, Bear Stearns Health Innoventures Management, L.L.C. and Bear Stearns Asset Management Inc.

Filing Dates: The application was filed on February 8, 2008, and amended on May 30, 2008, October 29, 2008 and April 8, 2011.

Hearing or Notification of Hearing: An order granting the application will be issued unless the Commission orders a hearing. Interested persons may request a hearing by writing to the Commission’s Secretary and serving applicants with a copy of the request, personally or by mail. Hearing requests should be received by the Commission by 5:30 p.m. on                 , and should be accompanied by proof of service on applicants, in the form of an affidavit or, for lawyers, a certificate of service. Hearing requests should state the nature of the writer’s interest, the reason for the request, and the issues contested. Persons who wish to be notified of a hearing may request notification by writing to the Commission’s Secretary.

Addresses: Secretary, U.S. Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549-1090; Applicants, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

For Further Information Contact:                      at (202) 551-            , or              at (202) 551-             (Division of Investment Management, Office of Investment Company Regulation).

Supplementary Information: The following is a summary of the application. The complete application may be obtained for a fee at the Commission’s Public Reference Branch, 100 F Street, NE, Washington DC 20549-0102 (telephone (202) 551-5850).

Applicants’ Representations:

1. JPMorgan Chase & Co. (the “Company”), a financial holding company incorporated under Delaware law in 1968, is a leading global financial services firm and one of the largest banking institutions in the United States of America. The Company is a leader in investment banking, financial services for consumers and businesses, financial transaction processing and asset management. Under the JPMorgan and Chase brands, the Company serves millions of customers in the U.S. and many of the world’s most prominent corporate, institutional and government clients. The Company and any “Affiliate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of the Company are together referred to as “JPMorgan Chase”.

2. On March 16, 2008, the Company and The Bear Stearns Companies Inc. (now The Bear Stearns Companies LLC) (“Bear Stearns”) entered into an Agreement and Plan of Merger, as amended (the “Merger Agreement”). The Merger Agreement provided that, upon the terms and subject to the conditions set forth in the Merger Agreement, a wholly-owned subsidiary of the Company would merge with and into Bear Stearns with Bear Stearns continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Bear Stearns Transaction”). The Bear Stearns Transaction closed on May 30, 2008. Affiliates of Bear Stearns currently manage and act as general partner for limited partnerships similar to the Partnerships (the “Bear Stearns Partnerships”)1 that were formed and are operated pursuant to an exemptive order (as amended by subsequent applications) from the Commission. For purposes of this Application, (i) a Bear Stearns Partnership will be considered a Partnership, (ii) any Bear Stearns Affiliate(s) acting as general partner(s) to a Bear Stearns Partnership will be considered a General Partner, (iii) Eligible Employees of Bear Stearns and its Affiliates and their Qualified Participants will be considered Eligible Employees and Qualified Participants, respectively, and (iv) all references to JPMorgan Chase will be deemed to include Bear Stearns and its Affiliates.

[1]

The Bear Stearns Partnerships are: The BSC Employee Fund, L.P., a Delaware limited partnership, The BSC Employee Fund II, L.P., a Delaware limited partnership, The BSC Employee Fund III, L.P., a Delaware limited partnership, The BSC Employee Fund IV, L.P., a Delaware limited partnership, The BSC Employee Fund V, L.P., a Delaware limited partnership, The BSC Employee Fund VI, L.P., a Delaware limited partnership, The BSC Employee Fund VII, L.P., a Delaware limited partnership, The BSC Employee Fund VIII (Cayman), L.P., a Cayman Islands exempted limited partnership and Bear Stearns Health Innoventures Employee Fund, L.P., a Delaware limited partnership. The general partner of each of The BSC Employee Fund, L.P. and The BSC Employee Fund II, L.P. is BSCGP Inc. The general partner of each of The BSC Employee Fund III, L.P., The BSC Employee Fund IV, L.P., The BSC Employee Fund V, L.P., The BSC Employee Fund VI, L.P., The BSC Employee Fund VII, L.P. and The BSC Employee Fund VIII (Cayman), L.P. is Bear Stearns Asset Management Inc. The general partner of Bear Stearns Health Innoventures Employee Fund, L.P. is Bear Stearns Health Innoventures Management, L.L.C.

3. Each of the Partnerships will be a limited partnership, limited liability company, corporation, business trust or other entity organized under the laws of the State of Delaware or any other U.S. or non-U.S. jurisdiction. (A Partnership may be organized under the laws of a non-U.S. jurisdiction to facilitate the tax, legal and regulatory objectives of JPMorgan Chase’s employees.) The General Partner of each Partnership will be an Affiliate of the Company. The term “General Partner” shall hereinafter refer to any Affiliate that is or will be an Affiliate of the Company which acts as the general partner or manager of a Partnership. All partners or members of, or other investors in, a Partnership shall hereinafter be referred to as “Partners”, and Partners of a Partnership other than the General Partner shall hereinafter be referred to as “Limited Partners” or “Participants”. The Partnerships will each be an “employees’ securities company” as defined in Section 2(a)(13) of the 1940 Act.

4. Limited Partner interests or similar ownership interests in the Partnerships (“Interests”) will be offered without registration in transactions under a claim of exemption pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), or Regulation D promulgated thereunder (“Regulation D”), and will be sold only (i) to Eligible Employees, (ii) at the request of Eligible Employees and the discretion of the General Partner, to Qualified Participants of such Eligible Employees or (iii) to JPMorgan Chase entities.2 As a result, prior to offering Interests to an Eligible Employee, the General Partner must reasonably believe that each Eligible Employee that is required to make an investment decision with respect to whether or not to participate, or to request that a related Qualified Participant be permitted to participate, in a Partnership, will be a sophisticated investor capable of understanding and evaluating the risks of participating in such Partnership without the benefit of regulatory safeguards. The General Partner may impose more restrictive suitability standards in its sole discretion. Whenever the Company, the General Partner, or any other person acting for or on behalf of the Partnerships is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing in such person’s discretion, then such person shall exercise such discretion in accordance with reasonableness and good faith and any fiduciary duties owed to the Partnerships and its security holders. Participation in a Partnership will be voluntary on the part of the Eligible Employee. Eligible Employees may be offered the opportunity to participate in Partnerships through deferred or bonus compensation programs pursuant to which they will be granted awards of (i) Interests in a Partnership or (ii) economic interests substantially similar to those which would be achieved by direct investments in a Partnership of the deferred or bonus amounts.

5. A JPMorgan Chase entity may purchase Interests in a Partnership which it may award to Eligible Employees as bonus or similar compensation. Interests so acquired by JPMorgan Chase will be acquired for cash from the Partnership at the same time and at the same price as Interests purchased by the Limited Partners and will be voted in proportion to the votes of the other

[2]

If JPMorgan Chase implements a Pretax Plan, as defined below, participation rights in such Pretax Plan will only be offered to Eligible Employees who are current employees or Consultants, as defined below, of JPMorgan Chase.

Limited Partners. The JPMorgan Chase entity may award these Interests at any time during the life of the Partnership to Eligible Employees as bonus or similar compensation. Such awards may be subject to vesting arrangements to be determined at the time. The bonus award of these Interests by the JPMorgan Chase entity will have no dilutive effect upon the interests of already existing Limited Partners because the Interests will have already been issued and sold at the closing of the Partnership.

6. JPMorgan Chase may also implement a deferred or bonus compensation program through, among other things, a pretax plan arrangement (“Pretax Plan”). If JPMorgan Chase implements the structure through a Pretax Plan, no investment vehicle will be formed with respect to such Pretax Plan. Pursuant to a Pretax Plan, JPMorgan Chase will enter into arrangements with certain Eligible Employees of JPMorgan Chase which will generally provide that (i) an Eligible Employee will defer a portion of his or her compensation payable by JPMorgan Chase, (ii) such deferred compensation will be treated as having been notionally invested in investments designated for these purposes pursuant to the specific compensation plan and (iii) an Eligible Employee will be entitled to receive cash, securities or other property at the times and in the amounts set forth in the specific compensation plan, where the aggregate amount received by such Eligible Employee would be based upon the investment performance of the investments designated for these purposes pursuant to such compensation plan. Because a Pretax Plan will be voluntary and contributory on the part of the Eligible Employees, it could be deemed to be an investment company for purposes of the 1940 Act even in the absence of the organization of an actual entity. JPMorgan Chase expects to offer, through any Pretax Plans, economic benefits comparable to what would have been offered in an arrangement where an investment vehicle is formed, and the Applicants request that the Amended Order sought herein be made applicable to such Pretax Plan on the terms and conditions made applicable to a Partnership.

7. In order to qualify as an “Eligible Employee,” (a) an individual must (i) be a current or former employee, officer, director or current Consultant (as defined below) of JPMorgan Chase and (ii) except for certain individuals who manage the day-to day affairs of the Partnership in question (“Managing Employees”)3 and a limited number of other employees of JPMorgan Chase4 (collectively, “Non-Accredited Investors”), meet the standards of an “accredited investor”

[3]

A Managing Employee may invest in a Partnership if he or she meets the definition of “knowledgeable employee” in Rule 3c-5(a)(4) under the 1940 Act with the Partnership treated as though it were a “Covered Company” for purposes of the Rule.

[4]

Such employees must meet the sophistication requirements set forth in Rule 506(b)(2)(ii) of Regulation D under the 1933 Act and may be permitted to invest his or her own funds in the Partnership if, at the time of the employee’s investment in a Partnership, he or she (a) has a graduate degree in business, law or accounting, (b) has a minimum of five years of consulting, investment banking or similar business experience, and (c) has had reportable income from all sources of at least $100,000 in each of the two most recent years and a reasonable expectation of income from all sources of at least $140,000 in each year in which such person will be committed to make investments in a Partnership. In addition, such an employee will not be permitted to invest in any year more than 10% of his or her income from all sources for the immediately preceding year in the aggregate in such Partnership and in all other Partnerships in which he or she has previously invested.

under Rule 501(a)(5) or (a)(6) of Regulation D, or (b) an entity must (i) be a current Consultant of JPMorgan Chase and (ii) meet the standards of an “accredited investor” under Rule 501(a) of Regulation D. A Partnership may not have more than 35 Non-Accredited Investors. In the discretion of the General Partner and at the request of an Eligible Employee, Interests may be assigned by such Eligible Employee, or sold directly by the Partnership, to a Qualified Participant of an Eligible Employee. In order to qualify as a “Qualified Participant,” an individual or entity must (i) be an Eligible Family Member or Qualified Investment Vehicle (in each case as defined below), respectively, of an Eligible Employee and (ii) if purchasing an Interest from a Partnership, come within one of the categories of an “accredited investor” under Rule 501(a) of Regulation D. An “Eligible Family Member” is a spouse, parent, child, spouse of child, brother, sister or grandchild of an Eligible Employee, including step and adoptive relationships. A “Qualified Investment Vehicle” is (i) a trust of which the trustee, grantor and/or beneficiary is an Eligible Employee, (ii) a partnership, corporation or other entity controlled by an Eligible Employee, or (iii) a trust or other entity established solely for the benefit of an Eligible Employee or Eligible Family Members of an Eligible Employee. In addition, in order to further ensure that the close nexus between the Partners of a Partnership and JPMorgan Chase is maintained, the terms of each Partnership Agreement for a Partnership will provide that any Eligible Family Member participating in such Partnership (either through direct beneficial ownership of an Interest or as an indirect beneficial owner through a Qualified Investment Vehicle) cannot, in any event, be more than two generations removed from an Eligible Employee. If a person more than two generations removed (e.g., a great-grandchild) becomes the beneficial owner of an Interest, the Partnership will be required to repurchase the Interest from such person at fair value or otherwise cause such Interest to be transferred by such person for fair value.

8. It is anticipated that, at the sole discretion of the General Partner, current consultants or business or legal advisors of JPMorgan Chase may be offered the opportunity to participate in the Partnerships. JPMorgan Chase believes that persons or entities whom JPMorgan Chase has engaged on retainer to provide services and professional expertise on an ongoing basis as regular consultants or business or legal advisors to JPMorgan Chase (“Consultants”) share a community of interest with JPMorgan Chase and JPMorgan Chase’s employees. In order to participate in the Partnerships, Consultants will be required to be sophisticated investors who qualify as “accredited investors” under Rule 501(a)(5) or (a)(6) of Regulation D (if a Consultant is an individual) or, if not an individual, meet the standards of an “accredited investor” under Rule 501(a) of Regulation D. Qualified Participants of Consultants may invest in a Partnership. If a Consultant is an entity (such as, for example, a law firm or consulting firm), and the Consultant proposes to invest in the Partnership through a partnership, corporation or other entity that is controlled by the Consultant, the individual participants in such partnership, corporation or other entity will be limited to senior level employees, members or partners of the Consultant who are responsible for the activities of the Consultant and will be required to qualify as “accredited investors” under Rule 501(a)(5) or (a)(6) of Regulation D. In addition, such entities will be limited to businesses controlled by individuals who have levels of expertise and sophistication in the area of investments in securities that are comparable to other Eligible Employees who are employees, officers or directors of JPMorgan Chase and who have an interest in maintaining an ongoing relationship with JPMorgan Chase. Most importantly, the individuals participating through such entities will belong to that class of persons who will have access to the directors and officers of the General Partner and its Affiliates and/or the officers of JPMorgan Chase responsible for making investments for the Partnerships similar to the access afforded other Eligible Employees who are employees, officers or directors of JPMorgan Chase. Accordingly, there is a close nexus between JPMorgan Chase and such entities. Once a Consultant’s ongoing relationship with JPMorgan Chase is terminated, such Consultant and its Qualified Participants, if any, will not be permitted to retain their Interests in a Partnership.

9. Interests in each Partnership will be non-transferable except with the prior written consent of the General Partner, and, in any event, no person or entity will be admitted into the Partnership as a Partner unless such person is (i) an Eligible Employee, (ii) a Qualified Participant of an Eligible Employee or (iii) a JPMorgan Chase entity.5 Consequently, the limitations on the transferability of Interests in the Partnership ensure that the community of interest among the Partners will continue through the life of the Partnership.

10. JPMorgan Chase has offered and proposes to continue to offer various investment programs for the benefit of its Eligible Employees.6 These programs may be structured as different Partnerships, or as separate plans within the same Partnership or as a master limited partnership in which one or more Partnerships and/or JPMorgan Chase invest as limited partners and a JPMorgan Chase entity serves as the general partner. Interests in these Partnerships will be sold without a sales load and these programs will be identical in all material respects other than investment objectives and strategies, form of organization and terms. A Partnership may have a set term or may have an indefinite life.

11. While the terms of a Partnership will be determined by JPMorgan Chase in its discretion, these terms will be fully disclosed to each Eligible Employee and, if a Qualified Participant of such Eligible Employee is required to make an investment decision with respect to whether or not to participate in a Partnership, to such Qualified Participant, at the time the Eligible Employee is invited to participate in the Partnership. Among other things, each Eligible Employee and, if a Qualified Participant of such Eligible Employee is required to make an investment decision with respect to whether or not to participate in a Partnership, such Qualified Participant, will be furnished with offering materials, including a copy of the partnership agreement or other organizational document (the “Partnership Agreement”) for the relevant

[5]

If JPMorgan Chase implements a proposed investment program through a Pretax Plan, an Eligible Employee’s participation rights in such Pretax Plan may not be transferred (other than to a Qualified Participant in the event of the Eligible Employee’s death).

[6]

A proposed investment program may be offered only to certain Eligible Employees, and if JPMorgan Chase implements such proposed investment program through a Pretax Plan, such investment program will be offered only to Eligible Employees who are current employees or Consultants of JPMorgan Chase.

Partnership or a description of the terms of the relevant Partnership,7 which will set forth at a minimum the following terms of the proposed investment program, if applicable: (i) whether JPMorgan Chase will make a co-investment in the same portfolio securities as the Partnership, and the terms generally applicable to the Partnership’s investment as compared to those of JPMorgan Chase’s investment; (ii) the maximum amount of capital contributions that a Participant will be required to make to the Partnership during the term of the relevant investment program, or the manner in which such amount will be determined, and the manner in which the capital contributions will be applied towards investments made, and expenses incurred, by the Partnership; (iii) whether the General Partner or a JPMorgan Chase entity will offer to make any loans to a Participant to purchase the Interest in the Partnership and, if so, the terms of such loans;8 (iv) whether the General Partner, JPMorgan Chase or any employees of the General Partner or JPMorgan Chase will be entitled to receive any compensation from, or a performance-based fee (such as a “carried interest”)9 based on the gains and losses of, the investment program or of the Partnership’s investment portfolio and, if so, the terms of such compensation or performance-based fee; (v) whether the General Partner or a JPMorgan Chase entity will acquire a senior or preferred limited partner interest or other senior equity interest in the Partnership or will make any capital contributions or loans to the Partnership and, if so, the terms applicable to the General Partner’s or the JPMorgan Chase entity’s investment in the Partnership or its extension of credit to the Partnership, provided that the applicable rate will be no less favorable than the rate obtainable in an arm’s-length transaction; any indebtedness of the Partnership, other than indebtedness incurred specifically on behalf of a Limited Partner where the Limited Partner has agreed to guarantee the loan or to act as co-obligor on the loan, will be the debt of the Partnership and without recourse to the Limited Partners;10 (vi) the consequences to a Participant who defaults on such Participant’s obligation to fund required capital contributions to the

[7]

If JPMorgan Chase implements a proposed investment program through a Pretax Plan, Eligible Employees participating in such Pretax Plan will be furnished with a copy of the Pretax Plan, which will set forth at a minimum the same applicable terms of the proposed investment program as those that would have been set forth in a Partnership Agreement if a Partnership entity were to be formed, with such changes as are appropriate to reflect the fact that an entity is not formed in order to implement the Pretax Plan.

[8]

A Participant will not borrow from any person if such borrowing would cause any person not named in Section 2(a)(13) of the 1940 Act to own outstanding securities of a Partnership (other than short term paper).

[9]

A “carried interest” is an allocation to the General Partner, a Limited Partner or the JPMorgan Chase entity acting as the investment adviser to a Partnership based on net gains in addition to the amount allocable to the General Partner, Limited Partner or JPMorgan Chase entity that is in proportion to its capital contributions. A General Partner, Limited Partner or JPMorgan Chase entity that is registered as an investment adviser under the Advisers Act may charge a carried interest only if permitted by Rule 205-3 under the Advisers Act. Any carried interest paid to a General Partner, Limited Partner or JPMorgan Chase entity that is not registered under the Advisers Act also may be paid only if permitted by Rule 205-3 under the Advisers Act as if such General Partner, Limited Partner or JPMorgan Chase entity were registered under the Advisers Act.

[10]

A Partnership will not lend funds to any JPMorgan Chase entity. No Partnership will borrow from any person if the borrowing would cause any person not named in Section 2(a)(13) of the 1940 Act to own outstanding securities of the Partnership (other than short term paper).

Partnership (including whether such defaulting person’s Interest in existing and future investments will be affected and, if so, the nature of such effects), provided that the General Partner will not elect to exercise any alternative involving the forfeiture by the defaulting person of a portion of such person’s capital account if the General Partner determines that the defaulting person at the time of default is suffering from, or will suffer, severe hardship as a result of such forfeiture; and (vii) whether any vesting and forfeiture provisions will apply to a Participant’s Interest in the Partnership and, if so, the terms of such vesting and forfeiture provisions.11 The organizational documents for and any other contractual arrangement regarding a Partnership will not contain any provision which protects or purports to protect the Company, the General Partner, or their delegates against any liability to the Partnerships or their security holders to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of such person’s duties, or by reason of such person’s reckless disregard of such person’s obligations and duties under such contract or organizational documents. In an investment program that does not provide for vesting provisions, an Eligible Employee’s entire Interest may be subject to repurchase or cancellation by the General Partner upon termination of such Eligible Employee’s relationship with JPMorgan Chase.

12. Upon any repurchase or cancellation of a former Eligible Employee’s Interest, the General Partner will at a minimum pay to the Eligible Employee the lesser of (i) the amount actually paid by the Eligible Employee to acquire the Interest less those amounts returned to the Eligible Employee as distributions, and (ii) the fair market value, determined at the time of repurchase in good faith by the General Partner, of such Interest. If the terminated Limited Partner financed any part of his or her acquisition of an Interest or capital commitment thereunder by borrowing from a JPMorgan Chase entity, upon such repurchase or cancellation the entire amount of the loan may come due. JPMorgan Chase shall be entitled to offset against the payment for a purchased or cancelled interest (i) any outstanding principal amount of, and unpaid interest on, any loans made by JPMorgan Chase to such Eligible Employee to acquire such Interest and (ii) the costs of repurchasing such Interest, such as legal fees and administrative expenses. In addition, if the Eligible Employee has pledged such Interest to secure any such loan, JPMorgan Chase may foreclose upon such Interest upon any failure to repay such loan when due.

13. A Partnership may permit a Partner to purchase or redeem Interests at any time and from time to time, at the discretion of the General Partner, as described in the Partnership’s Partnership Agreement and offering documents.

14. Each of the Partnerships will operate as a diversified or non-diversified, closed-end investment company of the management type within the meaning of the 1940 Act; provided, that the governing documents of a Partnership may provide for periodic subscriptions and

[11]

The offering documents will disclose such items as risk, leverage, and the manner of allocating profits and losses and distributions. Events that would trigger the dissolution of a Partnership and what would happen to a Partnership’s assets under dissolution will also be disclosed.

redemptions. The investment objective of each Partnership and whether it will operate as a diversified or non-diversified closed-end vehicle may vary from Partnership to Partnership, and will be set forth in the offering documents relating to the specific Partnership.12 Partnerships may be expected to seek capital appreciation through speculative and high-risk investments. Potential investments for the Partnerships include a wide variety of U.S. and non-U.S. assets, including but not limited to public and private debt and equity securities, real estate, commodity futures, derivatives and other financial assets. Investments may be made either directly or indirectly through one or more other pooled investment vehicles (including private funds relying on Sections 3(c)(1) and 3(c)(7) of the 1940 Act)13 and registered investment companies sponsored or managed by JPMorgan Chase or by third parties.14 Pending investment of capital contributions, reinvestment of proceeds of investments and distribution of proceeds to Participants, a Partnership’s funds may be invested in short-term investments. A Partnership may borrow money for investment purposes. All Partnership investments are referred to herein collectively as “Portfolio Investments.”

15. The General Partner of each Partnership will manage, operate and control that Partnership. However, the General Partner will be authorized to delegate investment management responsibility with respect to the acquisition, management and disposition of Portfolio Investments only to a JPMorgan Chase entity or to a committee (or other similar group) of JPMorgan Chase employees. As described above, any JPMorgan Chase entity that is delegated the responsibility of making investment decisions for the Partnership will be registered as an investment adviser under the Advisers Act (or, in the case of a committee (or other similar group) of JPMorgan Chase employees, be reflected in the Form ADV of the applicable JPMorgan Chase entity) if required under applicable law. In addition, the General Partner of a Partnership may, in the case of certain investment programs, contribute substantial funds to the Partnerships or to entities (including JPMorgan Chase Third Party Funds) in which the Partnership will invest, in addition to the capital contributions of the Partnerships’ Limited Partners, for Portfolio Investments.

[12]

If JPMorgan Chase implements a proposed investment program through a Pretax Plan, the investments that will be designated for purposes of such investment program are expected to be primarily equity and equity-related investments. Other types of investments may be designated if first approved by senior management of JPMorgan Chase.

[13]

No Partnership will invest in an entity relying on Section 3(c)(1) of the 1940 Act, unless the Partnership is able to rely on McKinsey & Co. Inc., SEC No-Action Letter (February 23, 1989). Applicants are not requesting any exemption from any provision of the 1940 Act or any rule thereunder that may govern a Fund’s eligibility to invest in an entity relying on Section 3(c)(1) or 3(c)(7) of the 1940 Act or such entity’s status under the 1940 Act.

[14]

In addition, one Partnership may also invest in another Partnership. For example, a Partnership established under non-U.S. law may be organized primarily for non-U.S. Eligible Employees that would invest in a Partnership established under U.S. law primarily with U.S. resident Eligible Employees in order to more efficiently address U.S. or non-U.S. tax issues.

16. The General Partner will provide Partners of the Partnerships access to information concerning their Partnership’s operations and results. A Partnership may directly engage, or the General Partner may delegate to and pay, unaffiliated third parties to provide administrative, bookkeeping, financial statement and tax accounting and other services.

17. It is possible that an investment program may be structured in which a Partnership will co-invest in a portfolio company (or a pooled investment vehicle) with JPMorgan Chase or with or in an investment fund or separate account, organized primarily for the benefit of investors who are not affiliated with JPMorgan Chase,15 over which a JPMorgan Chase entity exercises investment discretion or which is sponsored by a JPMorgan Chase entity (a “JPMorgan Chase Third Party Fund”). Side-by-side investments held by a JPMorgan Chase Third Party Fund, or by a JPMorgan Chase entity in a transaction in which the JPMorgan Chase investment was made pursuant to a contractual obligation to a JPMorgan Chase Third Party Fund, will not be subject to the restrictions contained in Condition 3 below. All other side-by-side investments held by JPMorgan Chase entities will be subject to the restrictions contained in Condition 3 below.

18. It is also possible that an investment program may be structured in which a Partnership will invest directly in an investment fund or pooled investment vehicle for which entities or persons unaffiliated with JPMorgan Chase are the sponsors or investment advisers (a “Third Party Sponsored Fund”). In connection with such an investment, the Third Party Sponsored Fund may permit the Partnership to invest only if a JPMorgan Chase entity (including, in certain circumstances, a JPMorgan Chase Third Party Fund) will co-invest with the Partnership in the Third Party Sponsored Fund. In addition, a JPMorgan Chase entity (including, in certain circumstances, a JPMorgan Chase Third Party Fund) may choose to co-invest with a Partnership in a Third Party Sponsored Fund even if there is no requirement to do so. Such a JPMorgan Chase entity’s co-investment in the Third Party Sponsored Fund may take the form of an investment in a third party sponsored investment fund or pooled investment vehicle, or an investment in a Partnership. In such a situation, the Partnership may be required to pay its share of management, performance and other fees and expense reimbursements to the sponsor of the Third Party Sponsored Fund on terms that are no less favorable than those applicable to such JPMorgan Chase entity (taking into account differences in investment structure). Fees and expenses may be paid by the Partnership directly to the sponsor of the Third Party Sponsored Fund or to the JPMorgan Chase entity in reimbursement of payments made by it in respect of the Partnership’s participation in the Third Party Sponsored Fund. A JPMorgan Chase entity’s (other than a JPMorgan Chase Third Party Fund’s) co-investment in a Third Party Sponsored Fund will be subject to the restrictions contained in Condition 3 below. The General Partner will not delegate management and investment discretion for the Partnership to the sponsor of the Third Party Sponsored Fund. The ultimate responsibility for the Partnership’s investments will remain with the General Partner; however, the Third Party Sponsored Fund may provide for

[15]

These unaffiliated investors include U.S. and non-U.S. institutional investors such as public and private pension funds, foundations, endowments, and corporations, and high net worth individuals resident in and outside of the United States.

limited termination rights and therefore the General Partner may be unable to terminate a Partnership’s involvement in the Third Party Sponsored Fund without breaching the investment contract or triggering contractual remedies in favor of the sponsor of the Third Party Sponsored Fund. For the avoidance of doubt, nothing in this paragraph requires a JPMorgan Chase entity to co-invest with a Partnership in a Third Party Sponsored Fund, and to the extent permitted by the applicable Third Party Sponsored Fund, a Partnership may invest therein without such a co-investment.

19. A Partnership will not acquire any security issued by a registered investment company if immediately after such acquisition such Partnership will own more than 3% of the outstanding voting stock of the registered investment company.

20. Subject to the terms of the applicable Partnership Agreement, a Partnership will be permitted to enter into transactions involving (i) a JPMorgan Chase entity, (ii) a portfolio company, (iii) any Partner or person or entity affiliated with a Partner, (iv) a JPMorgan Chase Third Party Fund, or (v) any person or entity who is not affiliated with JPMorgan Chase and is a partner or other investor in a JPMorgan Chase Third Party Fund or a Third Party Sponsored Fund (a “Third Party Investor”). Such transactions may include, without limitation, the purchase or sale by the Partnership of an investment, or an interest therein, from or to any JPMorgan Chase entity or JPMorgan Chase Third Party Fund, acting as principal. With regard to such transactions, the General Partner must determine prior to entering into such transaction that the terms thereof are fair to the Partners participating in the relevant investment program and the Partnership, in addition to satisfying any requirements in the organizational document for the JPMorgan Chase Third Party Fund or the Third Party Sponsored Fund.

21. A JPMorgan Chase entity (including the General Partner), acting as an agent or broker, may receive placement fees, advisory fees or other compensation from a Partnership or a portfolio company in connection with the purchase or sale by the Partnership of securities (paid directly or indirectly by a JPMorgan Chase Third Party Fund or a Third Party Sponsored Fund); provided that such placement fees, advisory fees or other compensation from a Partnership can be deemed to be “usual and customary” in the manner described below. The JPMorgan Chase entity will be permitted to charge such fees or otherwise receive such compensation in a transaction from a Partnership, and such fees or other compensation will be deemed to be “usual and customary,” if (i) the Partnership is purchasing or selling securities (directly or indirectly) alongside other unaffiliated third parties (including JPMorgan Chase Third Party Funds or Third Party Investors) who are also similarly purchasing or selling securities, (ii) the fees or other compensation that are being charged to the Partnership (directly or indirectly) are also being charged (on a pro rata basis) to the unaffiliated third parties (including JPMorgan Chase Third Party Funds or Third Party Investors), and (iii) the amount of securities being purchased or sold by the Partnership (directly or indirectly) does not exceed 50% of the total amount of securities being purchased or sold by the Partnership (directly or indirectly) and the unaffiliated third parties (including JPMorgan Chase Third Party Funds and Third Party Investors). In order to comply with the conditions enumerated above, an unaffiliated third party (including JPMorgan Chase Third Party Funds or Third Party Investors) must participate in the purchase or sale transaction on a side-by-side basis with a Partnership. In certain cases, however, an unaffiliated third party does not participate on a side-by-side basis. In such a case, a Partnership will only pay such fees or compensation if they do not exceed quotes for the same services obtained by the General Partner from two broker-dealers (or other entities that provide similar services) that are unaffiliated with JPMorgan Chase. Having the General Partner obtain competitive quotes from two unaffiliated entities will help to ensure that the fees or compensation proposed to be paid to the JPMorgan Chase entity is the result of arm’s length bargaining.

22. In addition, a JPMorgan Chase entity (including the General Partner) may provide a full range of financial services or asset management or other services, as well as provide financing in the form of debt or equity or other financial instruments, and receive fees or other compensation and expense reimbursement in connection therewith, from entities in which a Partnership (directly or indirectly) makes an investment, from competitors of such entities or from other unaffiliated persons or entities. Such fees or other compensation may include, without limitation, commitment fees, advisory fees, placement fees, organization or success fees, financing fees, management fees, performance-based fees, fees for brokerage and clearing services, and compensation in the form of carried interests entitling the JPMorgan Chase entity to share disproportionately in income or capital gains or similar compensation. A JPMorgan Chase entity may also engage in market-making activities with respect to the securities of entities in which a Partnership makes an investment or competitors of such entities. Employees of JPMorgan Chase may serve as officers or directors of such entities pursuant to rights held by a Partnership or JPMorgan Chase to designate such officers or directors, and receive officers’ and directors’ fees and expense reimbursement in connection with such services. Any such fees or other compensation or expense reimbursement received by JPMorgan Chase will generally not be shared with any Partnership. The Company, the General Partner, and any other person acting for or on behalf of the Partnerships shall act in the best interest of the Partnerships and their security holders.

23. Each Partnership will send its Partners annual financial statements within 120 days after the end of the fiscal year of the Partnership or as soon as practicable thereafter.16 The annual financial statements of each Partnership will be audited by independent certified public accountants, except under certain circumstances in the case of Partnerships formed to make a single Portfolio Investment.17 For purposes of this requirement, “audit” shall have the meaning

[16]

If JPMorgan Chase implements a proposed investment program through a Pretax Plan, JPMorgan Chase will prepare an informational statement with respect to the investments deemed to be made by such Pretax Plan, including, with respect to each investment, the name of the portfolio company and the amount deemed invested by such Pretax Plan in the portfolio company. Such informational statement will have been audited. JPMorgan Chase will send each participant of such Pretax Plan a separate statement prepared based on the audited informational statement within 120 days after the end of the fiscal year of JPMorgan Chase or as soon as practicable thereafter.

[17]

In such cases, audited financial statements will be prepared for either the Partnership or the entity that is the subject of the Portfolio Investment. The latter may be appropriate where the costs of preparing audited financial statements for the Partnership, which would be borne by the Partnership (and indirectly by the Limited Partners), would outweigh the benefits of providing such statements. If audited financial statements were prepared for the entity that is the subject of a Portfolio Investment, a Limited Partner would be able to understand the financial condition of the Partnership by reviewing the Partnership’s unaudited financial statements along with the audited financial statements prepared for such entity. Because the audited statements for the Partnership would necessarily rely on the audited statements prepared for such entity, the additional expenses incurred to audit the Partnership’s statements would not be expected to provide a meaningful amount of additional information regarding the Partnership’s financial condition. The Applicants note that where a Partnership is formed to make a single investment, that investment will not be an entity relying on Section 3(c)(7) of the 1940 Act.

defined in rule 1-02(d) of Regulation S-X. In addition, to enable Participants to determine the U.S. federal and state income tax consequences of their investments, as soon as practicable after the end of each tax year of a Partnership, a report will be transmitted to each Partner showing such Partner’s share of income, gains, losses, credits, deductions, and other tax items for U.S. federal income tax purposes, resulting from the Partnership’s operations during that year. In addition, the Partnership will provide Participants with such information as may be reasonably necessary to enable each non-U.S. Participant to prepare his or her non-U.S. income tax returns, provided that the Participant has notified the General Partner of the specific information required by the jurisdiction or jurisdictions for which such Participant will be preparing income tax returns reasonably in advance of the time that such information will be required, and provided that complying with the information request does not impose an undue or disproportionate burden on the General Partner.

Applicants’ Legal Analysis:

1. Section 2(a)(13) of the 1940 Act defines “employees’ securities company” as: Any investment company or similar issuer all of the outstanding securities of which (other than short-term paper) are beneficially owned (A) by the employees or persons on retainer of a single employer or of two or more employers each of which is an affiliated company of the other, (B) by former employees of such employer or employers, (C) by members of the immediate family of such employees, persons on retainer or former employees, (D) by any two or more of the foregoing classes of persons, or (E) by such employer or employers together with any one or more of the foregoing classes of persons. Section 6(b) of the 1940 Act provides, in part, that the Commission may, by order upon application, conditionally or unconditionally exempt any “employees’ securities company” from the provisions of the 1940 Act and the rules and regulations thereunder, if and to the extent that such exemption is consistent with the protection of investors. Section 6(b) provides that the Commission will consider, in determining the provisions of the 1940 Act from which the company should be exempt, the company’s form of organization and capital structure, the persons owning and controlling its securities, the price of the company’s securities and the amount of any sales load, how the company’s funds are invested, and the relationship between the company and the issuers of the securities in which it invests.

2. Section 7 of the 1940 Act generally prohibits investment companies that are not registered under Section 8 of the 1940 Act from selling or redeeming their securities. Section 6(e) of the 1940 Act provides that the Commission may determine as necessary or appropriate in the public interest or for the protection of investors that, in connection with any order exempting an investment company from Section 7 of the 1940 Act, certain provisions of the 1940 Act shall be applicable to such investment company and to other persons in their transactions and relations with such company, as though such company were a registered investment company. Section 9 of the 1940 Act limits persons who can act as employees, officers, directors, members of the advisory board, investment advisers and depositors of registered investment companies and provides the Commissions with certain administrative powers to enforce the 1940 Act. Section 17 of the 1940 Act generally limits certain affiliated and joint transactions between an investment company and certain affiliated persons of the investment company, its principal underwriter or affiliated persons of such persons or underwriter. Section 17 also sets forth standards for custody arrangements for an investment company’s securities as well as requirements for fidelity bonding, liability limitations for directors, officers and investment advisers and a code of ethics for such investment company. Section 30 of the 1940 Act sets forth the periodic financial reporting requirements for an investment company to its shareholders and the Commission. Section 30(h) sets forth certain reporting requirements applicable to key shareholders, directors, officers, the investment adviser and affiliated persons of the investment adviser of a closed-end investment company pursuant to Section 16 of the 1934 Act. Sections 36 through 53 of the 1940 Act deal generally with the Commission’s rule-making, investigation and enforcement powers under the 1940 Act and the rules and regulations thereunder. Rule 38a-1 requires investment companies to adopt, implement and periodically review written policies and procedures reasonably designed to prevent violation of the federal securities laws and to appoint a chief compliance officer.

3. Section 6(b) provides that the Commission shall exempt employees’ securities companies from the provisions of the 1940 Act to the extent that such exemption is consistent with the protection of investors. Section 6(e) provides that in connection with any order exempting an investment company from any provision of Section 7, certain specified provisions of the 1940 Act shall be applicable to such company, and to other persons in their transactions and relations with such company, as though such company were registered under the 1940 Act, if the Commission deems it necessary. Applicants request an order under sections 6(b) and 6(e) of the Act exempting Applicants and any Partnerships from all provisions of the 1940 Act, except section 9 and sections 36 through 53 of the 1940 Act, and the rules and regulations under the 1940 Act. With respect to sections 17 and 30 of the 1940 Act, and the rules and regulations thereunder, and rule 38a-1 under the 1940 Act, the exemption is limited as set forth in the application.

4. The Applicants request an exemption from Section 17(a) of the 1940 Act to the extent necessary to (a) permit a JPMorgan Chase entity or a JPMorgan Chase Third Party Fund, acting as principal, to engage in any transaction directly or indirectly with any Partnership or any company controlled by such Partnership; (b) permit any Partnership to invest in or engage in any transaction with any JPMorgan Chase entity or JPMorgan Chase Third Party Fund, acting as principal, (i) in which such Partnership, any company controlled by such Partnership or any JPMorgan Chase entity or JPMorgan Chase Third Party Fund has invested or will invest, or (ii) with which such Partnership, any company controlled by such Partnership or any JPMorgan Chase entity or JPMorgan Chase Third Party Fund is or will become otherwise affiliated; and (c) permit any Third Party Investor, acting as principal, to engage in any transaction directly or indirectly with a Partnership or any company controlled by the Partnership. An exemption from Section 17(a) is consistent with the policy of each Partnership and the protection of investors and is necessary to promote the basic purpose of such Partnership, as more fully discussed with respect to Section 17(d) below. The Participants in each Partnership will be fully informed of the possible extent of such Partnership’s dealings with JPMorgan Chase, and, as successful professionals employed in investment and financial planning, including securities and insurance brokerage, investment banking, asset management, banking and cash management and trust services, or in administrative, financial, accounting, legal or operational activities related thereto, will be able to understand and evaluate the attendant risks. The community of interest among the Participants in each Partnership, on the one hand, and JPMorgan Chase, on the other hand, is the best insurance against any risk of abuse.

5. The Applicants request an order pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 thereunder to the extent necessary to permit affiliated persons of each Partnership (including without limitation the General Partner, JPMorgan Chase, Affiliates of JPMorgan Chase and a JPMorgan Chase Third Party Fund), or affiliated persons of any of these persons (including without limitation the Third Party Investors) to participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement or profit-sharing plan in which a Partnership or a company controlled by such Partnership is a participant. The exemption requested would permit, among other things, co-investments by each Partnership and by individual members or employees, officers, directors, or Consultants of JPMorgan Chase making their own individual investment decisions apart from JPMorgan Chase. The flexibility to structure co-investments and joint investments in the manner described above will not involve abuses of the type Section 17(d) and Rule 17d-1 were designed to prevent. The concern that permitting co-investments by JPMorgan Chase, on the one hand, and a Partnership on the other, might lead to less advantageous treatment of such Partnership, is mitigated by the fact that (a) JPMorgan Chase, in addition to its stake through the General Partner and its co-investment, if any, will be acutely concerned with its relationship with the personnel who invest in such Partnership, and (b) senior officers, directors and key employees of JPMorgan Chase entities will be investing in such Partnership.

6. Section 17(e) of the 1940 Act and Rule 17e-1 under the 1940 Act limit the compensation an affiliated person may receive when acting as agent or broker for a registered investment company. The Applicants request an exemption from Section 17(e) to the extent necessary to permit a JPMorgan Chase entity (including the General Partner), acting as an agent or broker, to receive placement fees, advisory fees or other compensation from a Partnership (directly or indirectly) in connection with the purchase or sale by the Partnership of securities; provided that such placement fees, advisory fees or other compensation can be deemed to be “usual and customary” in the manner described below. For purposes of this Application, the JPMorgan Chase entity will be permitted to charge such fees or to otherwise receive such compensation in a transaction from a Partnership, and such fees or other compensation will be deemed to be “usual and customary,” if (i) the Partnership is purchasing or selling securities (directly or indirectly) alongside other unaffiliated third parties (including JPMorgan Chase Third Party Funds or Third Party Investors) who are also similarly purchasing or selling securities, (ii) the fees or other compensation that are being charged to the Partnership (directly or indirectly) are also being charged (on a pro rata basis) to the unaffiliated third parties (including JPMorgan Chase Third Party Funds or Third Party Investors), and (iii) the amount of securities being purchased or sold by the Partnership (directly or indirectly) does not exceed 50% of the total amount of securities being purchased or sold by the Partnership (directly or indirectly) and the unaffiliated third parties (including JPMorgan Chase Third Party Funds or Third Party Investors). In order to comply with the conditions enumerated above, an unaffiliated third party (including JPMorgan Chase Third Party Funds or Third Party Investors) must participate in the purchase or sale transaction on a side-by-side basis with a Partnership. In certain cases, however, an unaffiliated third party does not participate on a side-by-side basis. In such a case, a Partnership will only pay such fees or compensation if they do not exceed quotes for the same services obtained by the General Partner from two broker-dealers (or other entities that provide similar services) that are unaffiliated with JPMorgan Chase. Having the General Partner obtain competitive quotes from two unaffiliated entities will help to ensure that the fees or compensation proposed to be paid to the JPMorgan Chase entity is the result of arm’s length bargaining. The Applicants also request an exemption from Rule 17e-1(c) to the extent necessary to permit each Partnership to comply with Rule 17e-1 without the necessity of complying with the fund governance standards defined in Rule 0-1(a)(7). A Partnership will not have directors; that role will be filled by the board (or a similar body) of the General Partner. Since all the directors (or members of a similar body) of the General Partner will be affiliated persons, without the relief requested, a Partnership could not comply with Rule 17e-1. Similarly, the Applicants request an exemption from Rule 17e-1 to the extent necessary to permit each Partnership to comply with Rule 17e-l without the necessity of having a majority of the directors of the General Partner who are not “interested persons” take such actions and make such approvals as are set forth in Rule 17e-l (b). Since all the directors of the General Partner will be affiliated persons, without the relief requested, a Partnership could not comply with Rule 17e-l (b). Specifically, each Partnership will comply with Rule 17e-1 by having a majority of the directors (or members of a comparable body) of the General Partner of the Partnership take such actions and make such approvals as are set forth in Rule 17e-1. Each Partnership will otherwise comply with all other requirements of Rule 17e-1.

7. The Applicants request an exemption from Section 17(f) and Rule 17f-1 to the extent necessary to permit a JPMorgan Chase entity to act as custodian without a written contract. Because there will be such a close association between each Partnership and JPMorgan Chase, requiring a detailed written contract would expose such Partnership to unnecessary burden and expense. Furthermore, any securities owned by a Partnership held by a JPMorgan Chase entity required to have a broker’s blanket bond will have the protection of fidelity bonds. Thus, it does not appear that any written contract is necessary. In addition, an exemption is requested from the terms of Rule 17f-1(b)(4), as the Applicants do not believe the expense of retaining an independent accountant to conduct periodic verifications is warranted given the community of interest of all the parties involved and the existing requirement for an independent annual audit. Except as set forth above, each Partnership will otherwise comply with the provisions of Rule 17f-1. The Applicants request relief from Section 17(f) of the 1940 Act and Rule 17f-2 to permit the following exceptions from the requirements of Rule 17f-2: (a) a Partnership’s investments may be kept in the locked files of the General Partner (or a JPMorgan Chase entity) for purposes of paragraph (b) of this rule; (b) for purposes of paragraph (d) of the rule, (i) employees of the General Partner (or a JPMorgan Chase entity) will be deemed to be employees of the Partnerships, (ii) officers or managers of the General Partner of a Partnership (or a JPMorgan Chase entity) will be deemed to be officers of the Partnership and (iii) the General Partner of a Partnership (or a JPMorgan Chase entity) or its board of directors will be deemed to be the board of directors of the Partnership; and (c) in place of the verification procedure under paragraph (f)

of the rule, verification will be effected quarterly by two employees of the General Partner (or a JPMorgan Chase entity). With respect to certain Partnerships, some of their investments may be evidenced only by partnership agreements, participation agreements or similar documents, rather than by negotiable certificates that could be misappropriated. The Applicants assert that, for such a Partnership, these instruments are most suitable kept in the files of the General Partner (or a JPMorgan Chase entity), where they can be referred to as necessary.

8. The Applicants request exemption from the requirement, contained in Rule 17g-1 promulgated under Section 17(g), that a majority of the “directors” of the Partnerships who are not “interested persons” of the respective Partnerships (as defined in the 1940 Act) take certain actions and make certain approvals concerning bonding and request instead that such actions and approvals be taken by the General Partner, regardless of whether it is deemed to be an interested person of the Partnerships. Because the General Partner will be the investment adviser to each Partnership, the General Partner will be an “interested person” of the Partnerships. The Applicants submit that relieving it and the Partnerships from the requirement under Rule 17g-l that certain matters be acted upon by “directors” who are not “interested persons” is entirely consistent with relieving them of their obligation under Section 10(a) to have a General Partner who is not an “interested person.” The Partnerships will comply with all other requirements of Rule 17g-1, except that the Applicants request an exemption from the requirements of paragraphs (g) and (h) of Rule 17g-l relating to the filing of copies of fidelity bonds and related information with the Commission and relating to the provision of notices to the board of directors, and an exemption from the requirements of paragraph (j)(3) of Rule 17g-1 that the Partnerships comply with the fund governance standards defined in Rule 0-1(a)(7). In addition, the Applicants maintain that the notices otherwise required to be given to each member of the board of directors of an investment company by paragraph (g) of Rule 17g-1 would be unnecessary as the Partnerships will not have boards of directors. The General Partner of the Partnerships is the functional equivalent of the board of directors of an investment company. As stated above, the General Partner appoints the person responsible for maintaining and has access to all the information that would otherwise be filed with the Commission under paragraph (g) of the Rule. The information that would otherwise be filed with the Commission under paragraph (g) of the Rule includes the full scope of the information for which notices would otherwise be given to the board of directors under the Rule. It therefore would be unnecessary to give notices to the General Partner regarding this information. For the same reasons, the Applicants believe that the requirements relating to disinterested directors and their counsel in paragraph (j)(3) of Rule 17g-1 are burdensome and unnecessary as applied to the Partnerships. As discussed above, the Partnerships will have no boards of directors, and it therefore is not feasible to require approval of joint fidelity bonds by disinterested directors of the Partnerships. Moreover, in light of the purpose of the Partnerships and the community of interest among the Partnerships and between the Partnerships and the General Partner, the Applicants believe that little purpose would be served by this requirement even if it were feasible.

9. Section 17(j) and Rule 17j-1 require that every registered investment company and the investment adviser of and principal underwriter for the investment company adopt a written code of ethics approved by the board of directors of the investment company that contains provisions reasonably necessary to prevent “access persons” from violating the anti-fraud provisions of the Rule. Under Rule I7j-1, the investment company’s access persons must report to the investment company with respect to transactions in any security in which the access person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in such security, which reports the investment company must retain in its records. In addition, the investment company’s “investment personnel” must obtain pre-transaction clearance for certain securities transactions and the investment company’s board must consider and review an annual report certifying compliance with the Code. The Applicants request an exemption from Section 17(j) and Rule 17j-1 (except Rule 17j-1(b)) because the requirements contained therein are burdensome and unnecessary. Requiring each Partnership to adopt a written code of ethics and requiring access persons to report each of their securities transactions (including the attendant record review and retention procedures) would be time consuming and expensive, and would serve little purpose in light of, among other things, the community of interest among the Participants in such Partnership by virtue of their common association with JPMorgan Chase; the substantial and largely overlapping protections afforded by the conditions with which such Partnership has agreed to comply; the concern of JPMorgan Chase that personnel who participate in such Partnership actually receive the benefits they expect to receive when investing in such Partnership; and the fact that the investments of such Partnership will be investments that usually would not be available to the Participants in such Partnership, including those Participants who would be deemed access persons, as individual investors. No exemption is requested from the general anti-fraud provisions of Rule 17j-1(b).

10. Sections 30(a), 30(b) and 30(e), and the rules under those sections, generally require that registered investment companies prepare and file with the Commission and mail to their shareholders certain periodic reports and financial statements. The forms prescribed by the Commission for periodic reports have little relevance to a Partnership and would entail administrative and legal costs that outweigh any benefit to the Participants in such Partnership. Also, due to the size, public presence and reputation of JPMorgan Chase, the public availability of such reports may lead investors to draw unwarranted inferences from the information contained in such reports. The pertinent information contained in these reports will be furnished to the Participants in a Partnership, the only class of people truly interested in such material. In view of the community of interest among all parties affiliated with a Partnership and the fact that Interests in such Partnerships are not available to the public, but rather to a specific group of people only, it would seem that the protection afforded by Sections 30(a) and (b) (i.e., public dissemination of information to ensure orderly markets and equality of information among the public) is not relevant to such Partnerships or their operations. Consequently, the Applicants request that the exemptive relief be granted. Each Partnership would report annually to its Participants in the manner described herein. Exemptive relief is also requested under Section 30(e) to the extent necessary to permit each Partnership to report annually to the Participants in such Partnerships in the manner referenced above. A Partnership may actively trade portfolio securities and/or may hold a relatively small number of privately placed investments over long periods of time. Such investments require sophisticated and complex valuations. In view of the foregoing, and in light of the lack of trading or public market for the Interests, it is respectfully submitted that to allow annual, rather than semi-annual, reports would be consistent with the protection of investors and the policies fairly intended by the 1940 Act.

11. Section 30(h) of the 1940 Act requires that every officer, director, member of an advisory board, investment adviser or affiliated person of an investment adviser of a closed-end investment company be subject to the same duties and liabilities as those imposed upon similar classes of persons under Section 16(a) of the 1934 Act. As a result, the General Partner of each Partnership and others who may be deemed members of an advisory board or an investment adviser (and affiliated persons thereof) of such Partnership may be required to file Forms 3, 4 and 5 with respect to their ownership of Interests in such Partnership, even though no trading market for the Interests would exist and transferability of such Interests would be severely restricted. These filings are unnecessary for the protection of investors and burdensome to those required to make them. Because there would be no trading market, and the transfers of Interests are severely restricted, the purpose intended to be served by Section 16(a) is not apparent. Accordingly, exemption is requested from the requirements of Section 30(h) to the extent necessary to exempt the General Partner of each Partnership, directors and officers of the General Partner and any other persons who may be deemed members of an advisory board or investment adviser (and affiliated persons thereof) of such Partnership from filing Forms 3, 4 and 5 under Section 16 of the 1934 Act.

12. Rule 38a-l requires investment companies to adopt, implement and periodically review written policies and procedures reasonably designed to prevent violation of the federal securities law and to appoint a chief compliance officer. Each Partnership will comply with Rule 38a-1(a), (c) and (d), except that (i) since the Partnership does not have a board of directors, the board of directors (or similar body) of the General Partner will fulfill the responsibilities assigned to the Partnership’s board of directors under the Rule; (ii) since the board of directors of the General Partner does not have any disinterested members, approval by a majority of the disinterested board members required by Rule 38a-1 will not be obtained; and (iii) since the board of directors of the General Partner does not have any disinterested directors, the Partnerships will comply with the requirement in Rule 38a-1(a)(4)(iv) that the chief compliance officer meet with the independent directors by having the chief compliance officer meet with the board of directors of the General Partner as constituted.

Applicants’ Conditions:

Applicants agree that any order granting the requested relief will be subject to the following conditions:

1. Each proposed transaction otherwise prohibited by Section 17(a) or Section 17(d) and Rule 17d-1 to which a Partnership is a party (the “Section 17 Transactions”) will be effected only if the General Partner determines that: (i) the terms of the Section 17 Transaction, including the consideration to be paid or received, are fair and reasonable to the Partners of the participating Partnership and do not involve overreaching of such Partnership or its Partners on the part of any person concerned; and (ii) the Section 17 Transaction is consistent with the interests of the Partners of the participating Partnership, such Partnership’s organizational documents and such Partnership’s reports to its Partners.

In addition, the General Partner will record and will preserve a description of all Section 17 Transactions, the General Partner’s findings and the information or materials upon which the General Partner’s findings are based and the basis for the findings. All such records will be maintained for the life of the Partnership and at least six years thereafter, and will be subject to examination by the Commission and its staff. Each Partnership will preserve the accounts, books and other documents required to be maintained in an easily accessible place for the first two years.

2. The General Partner will adopt, and periodically review and update, procedures designed to ensure that reasonable inquiry is made, prior to the consummation of any Section 17 Transaction, with respect to the possible involvement in the transaction of any affiliated person or promoter of or principal underwriter for such Partnership, or any affiliated person of such a person, promoter or principal underwriter.

3. The General Partner will not make on behalf of a Partnership any investment in which a “Co-Investor” with respect to any Partnership (as defined below) has acquired or proposes to acquire the same class of securities of the same issuer, where the investment involves a joint enterprise or other joint arrangement within the meaning of Rule 17d-1 in which such Partnership and the Co-Investor are participants, unless any such Co-Investor, prior to disposing of all or part of its investment, (a) gives such General Partner sufficient, but not less than one day’s, notice of its intent to dispose of its investment; and (b) refrains from disposing of its investment unless the participating Partnership holding such investment has the opportunity to dispose of its investment prior to or concurrently with, on the same terms as, and on a pro rata basis with, the Co-Investor. The term “Co-Investor” with respect to any Partnership means any person who is: (a) an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of such Partnership (other than a JPMorgan Chase Third Party Fund); (b) a JPMorgan Chase entity; (c) an officer, director or partner of a JPMorgan Chase entity; or (d) an entity (other than a JPMorgan Chase Third Party Fund) in which the General Partner acts as a general partner or has a similar capacity to control the sale or other disposition of the entity’s securities. The restrictions contained in this condition, however, shall not be deemed to limit or prevent the disposition of an investment by a Co-Investor: (a) to its direct or indirect wholly-owned subsidiary, to any company (a “Parent”) of which such Co-Investor is a direct or indirect wholly-owned subsidiary, or to a direct or indirect wholly-owned subsidiary of its Parent; (b) to immediate family members of such Co-Investor, including step and adoptive relationships, or to a trust or other investment vehicle established for any such immediate family member; (c) when the investment is comprised of securities that are (i) listed on any exchange registered as a national securities exchange under Section 6 of the 1934 Act; (ii) NMS stocks pursuant to Section 11A(a)(2) of the 1934 Act and Rule 600(b) of Regulation NMS thereunder; (iii) when the investment is comprised of securities that are government securities as defined in Section 2(a)(16) of the 1940 Act; or (iv) listed on or traded on any foreign securities exchange or board of trade that satisfies regulatory requirements under the law of the jurisdiction in which such foreign securities exchange or board of trade is organized similar to those that apply to a national securities exchange or a national market system for securities.

4. Each Partnership and its General Partner will maintain and preserve, for the life of such Partnership and at least six years thereafter, such accounts, books, and other documents as constitute the record forming the basis for the audited financial statements that are to be provided to the Participants in such Partnership, and each annual report of such Partnership required to be sent to such Participants, and agree that all such records will be subject to examination by the Commission and its staff. Each Partnership will preserve the accounts, books and other documents required to be maintained in an easily accessible place for the first two years.

5. The General Partner of each Partnership will send to each Participant in that Partnership, at any time during the fiscal year then ended, Partnership financial statements audited by such Partnership’s independent accountants, except in the case of a Partnership formed to make a single Portfolio Investment. In such cases, the Partnership may send unaudited financial statements, but each Participant will receive financial statements of the single Portfolio Investment audited by such entity’s independent accountants. At the end of each fiscal year, the General Partner will make a valuation or have a valuation made of all of the assets of the Partnership as of such fiscal year end in a manner consistent with customary practice with respect to the valuation of assets of the kind held by the Partnership. In addition, within 120 days after the end of each fiscal year of each Partnership or as soon as practicable thereafter, the General Partner will send a report to each person who was a Participant at any time during the fiscal year then ended, setting forth such tax information as shall be necessary for the preparation by the Participant of his, her or its U.S. federal and state income tax returns and a report of the investment activities of the Partnership during that fiscal year.

6. If a Partnership makes purchases or sales from or to an entity affiliated with the Partnership by reason of an officer, director or employee of JPMorgan Chase (a) serving as an officer, director, general partner or investment adviser of the entity, or (b) having a 5% or more investment in the entity, such individual will not participate in the Partnership’s determination of whether or not to effect the purchase or sale.

For the Commission, by the Division of Investment Management, under delegated authority.

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